Exhibit 99.5

May 2016 Combination with CHORUS Clean Energy AG

Combination underlines our existing equity story 2 A combination with CHORUS Clean Energy AG is a logical step to execute our strategy and matches all our criteria Germany’s largest solar park operator with a unique business model Stable, highly visible cash flows coupled with attractive returns High quality installed base Experienced management team Favourable financing environment Well - filled acquisition pipeline and recurring deal flow x x x x x x

Compelling transaction rationale 3 Together creating a relevant independent European solar and wind park operator/ renewable energy producer Increased scale and complementary geographical footprint  Increased scale: Creation of a leading independent producer of renewable energy with a combined capacity of more than 900 MW including asset management activities  Increased portfolio attractiveness: Strengthen existing portfolio in core markets Germany, France and Italy with more than 700 MW of capacity and add complementary market presence in the UK, Austria and Finland as well as asset management operations as a new strategic pillar 1 Enhanced platform for growth  Greater pipeline reach: Scale and experience to invest in larger projects in and outside of Germany (> 40 MW)  Stronger visibility: Increased appearance as a combined acquirer for new projects, driving growth of the owned portfolio and the asset management business  Internationalisation: Joint strategy to dedicate resources for entry into new markets inside and outside Europe 2 Optimization and best practice  Operational synergies: Benefit from internal technical management capabilities and better market access to third - party technical and commercial service providers  Lean organisation: Streamlining of commercial functions and abandoning of potential redundancies  Cost of capital: Improved business profile of the combined entity with the goal to lower cost of capital 3 Improved capital markets profile and awareness  Higher visibility: Combined market capitalization of € 824m 1 , representing one of the largest independent listed renewable energy producers in Europe  Attractive profile: Based on scale and diversification of regional activities, the combined entity continues to become more attractive to international investor and the research community  Improved index ranking: Combined entity to enhance SDAX ranking with the clear goal to become part of the German MDAX in the mid - term 4 1. Based on new number of shares outstanding post offer at full acceptance and share price as of May 27, 2016 based on XETRA closing price .

Key benefits and terms of the recommended offer 4 Financial terms  All - share offer for 100 % of the share capital of CHORUS  For every 3 CHORUS shares, CHORUS shareholders are offered 5 Capital Stage shares  Capital Stage: closing price of € 6.39 per share and 3 - month VWAP of € 6.91 per share  CHORUS: closing price of € 8.17 per share and 3 - month VWAP of € 8.47 per share Benefit to the CHORUS shareholders  The offer implies a value per CHORUS share of € 11.52 per share based on the VWAP of Capital Stage  The implied offer price, as stated above, represents a very attractive premium to the CHORUS shareholders of 36% to the 3 - months VWAP of CHORUS as of May 27, 2016 Benefit to the Capital Stage shareholders  The premium is considered to be very attractive to CHORUS shareholders as well as reasonable to the Capital Stage shareholder s  Capital Stage shares currently trade at a substantial higher price - earnings - ratio (P/E) than CHORUS  Based on the proposed share - deal and the current trading, the combination is value accretive to the shareholders of Capital Stag e Benefit to the shareholders of the combined entity  In addition, all shareholders to participate in potential value creation based on substantially enlarged platform, on synergy po tential both on revenue and costs side as well as on taking an active role in the consolidation of the European industry  Shareholding in one of the largest European listed independent renewables power producer with >900 MW capacity and a significant combined market capitalization € 824m  Strong absolute and relative increase in free float market cap supporting attractiveness and liquidity of the stock to existi ng and new groups of investors Note: Closing prices based on XETRA. VWAP calculation based on Bloomberg. Closing price and VWAP based on May 27, 2016. Marke t c apitalisation based closing price as of May 27, 2016. P/E calculation based on closing price and research consensus estimates for financial year 2016 based on Bloomberg as of May 27, 2016.

Key benefits and terms of the recommended offer (cont’d) 5 Recommended Offer/ BCA  Business combination agreement (“BCA”) signed by Capital Stage and CHORUS  Offer approved by the supervisory board of Capital Stage  Offer recommended by management and the supervisory board of CHORUS Transaction features  The offer will include conditions, including in particular: — Acceptance by shareholders exceeding 50% + one (1) share of CHORUS shares on a fully diluted basis — The takeover offer will presumably be made subject to the registration of the implementation of the capital increase — Approval from relevant cartel authorities  New shares to be listed on Frankfurt stock exchange and entitled to dividend for 2016 Timeline  § 10 WpÜG announcement of intention to launch public offer: 30 May 2016  Capital Stage extraordinary general meeting: 8 July 2016  Subsequent start of offer period Tender Commitments  Peter Heidecker , chairman of the supervisory board and largest shareholder of CHORUS, as well as management board members together own approximately 15% of the share capital of CHORUS  These shareholders support the combination of Capital Stage and CHORUS and have consequently committed to tender their shares in the exchange offer

CAPITAL STAGE
RENEWABLE ENERGIES

# 1 Increased scale

The combination will create one of the leading independent players of renewable energy with a strong financial profile

## Installed capacity by geography[1]


UK
10%
Austria
4%
France
17%
Germany
51%
Italy
18%

**Total: 838 MW**

### CHORUS & Capital Stage

- European IPP with 934 MW[1] capacity
- Strong track record of growth/ consolidation
- Deliver full range of services incl. asset management
- Visible scale attracting of investors

## Installed capacity by energy source[1]


Wind
26%
Solar
74%

**Total: 838 MW**

| (in €m) | CHORUS | Capital Stage[2] | Combined |
|---|---|---|---|
| Market capitalization (as per 27 May, 2016) | 226 | 529 | 824[3] |
| **Enterprise Value** | **464** | **1,367** | **1,900[3]** |
| Net leverage / equity ratio | 3.7x / 38% | 7.6x / 23% | 6.1x / 30% |
| Installed capacity (MW) | 239 | 599 | 838 |
| Production (GWh) | 242 | 596 | 837 |
| ***2015A financials*** | | | |
| Sales | 59 | 113 | 171 |
| EBITDA / *margin %* | 46 / *78%* | 87 / *77%* | 133 / *77%* |
| EBIT / *margin %* | 24 / *40%* | 55 / *49%* | 79 / *46%* |
| Employees | 33 | 48 | 81 |

1. CHORUS total installed capacity includes 96 MW from parks that are managed and operated for institutional clients; data as per May 2016. 2. Capital Stage capital structure adjusted for 7.2m newly issued shares as well as €48.9m cash proceeds from recent capital increase. 3. Based on new number of shares outstanding post offer at full acceptance and share price as of May 27, 2016 based on XETRA closing price. Source: Market data as of 27 May 2016 based on XETRA.

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Increased scale 7 Creation of a leading independent producer of renewable energy with a combined capacity of 838 MW plus asset management activities of 96 MW 1 MW development of owned assets 624 MW 215 MW 0 100 200 300 400 500 600 700 800 900 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 Q3 Q4 Q1 Q2 2009 2010 2011 2012 2013 2014 2015 2016 MW wind MW solar Installed capacity in MW 38,210,237 kWh 60,018,583 kWh 121.674.817 kWh 216,339,568 kWh 319,214,511 kWh 595,548,319 kWh Including capacities from CHORUS MW CAGR incl. CHORUS 1 (Q3 2009 – 2016 YTD) 121% 838 MW Note: data as per May 2016. 1. Post combination capacity additions of 239 MW by CHORUS, of which 149 MW of solar and 90 MW of wi nd excluding asset management activities of CHORUS.

Complementary footprint by energy source 8 The combination leads to a balanced portfolio of wind and solar parks with strong remaining FiT lifetime 1 Owned assets 1 ~16.5 years ~16.0 years Total installed capacity: 838 MW Total installed capacity: ~ 934 MW (including 96 MW for asset management) Solar Wind Solar & Wind Installed capacity (MW) CHORUS Capital Stage Com - bined CHORUS Capital Stage Com - bined Combined Germany 104 147 251 57 118 175 426 Italy 45 104 149 – 6 6 155 France – 141 141 3 – 3 144 United Kingdom – 83 83 – – – 83 Finland – – – – – – – Austria – – – 30 – 30 30 Total 149 475 624 90 124 214 838 Solar CHORUS 18% Solar Capital Stage 57% Wind CHORUS 11% Wind Capital Stage 15% Total: 838 MW Combined Solar 74% Combined Wind 26% Combined capacity breakdown 1 Remaining FiT term 2 1. CHORUS total installed capacity excludes 96 MW from parks that are managed and operated for institutional clients; data as pe r May 2016. 2. As per May 2016.

Complementary footprint by geography 9 Combined strong position in core markets Germany, France and Italy and added complementary market presence in the UK, Austria and Finland 1 Location of parks by country Installed capacity by geography 1 Current CHORUS presence Current Capital Stage presence Number of wind parks Number of solar parks Germany 51% Italy 18% France 17% UK 10% Austria 4% 1 12 3 1 28 14 8 19 14 1 35 13 1. CHORUS 96 MW from parks that are managed and operated for institutional clients are excluded in geographical split by capa cit y; data as per May 2016.

Enlarged platform for growth 10 Combined platform to allow for an additional source of growth 2 Secured pipeline additions Entering new markets in and outside Europe  34% of sales  29% of installed capacity (MW) 1  Contribution of ~ € 5m of additional income stream or 8% of CHORUS’ sales Energy production CHORUS Asset management  66% of sales  71% of installed capacity (MW) 1 O&M and commercial as well as corporate services Energy production Capital Stage CHORUS’ asset management business  New strategic pillar of asset/ fund management completes full service portfolio, offering various investment opportunities in renewable energy plants  Leveraging operational management capacities for asset management unit  Investors are professional institutions such as insurance companies, pension funds, banks, companies, foundations and family offices +  Addition of a 60 MW solar park in France secured in 2015  Growth financing of > € 80m in first half of 2016 secured; translates into ~ € 320m investment volume  Additions of new solar and wind parks with a combined capacity of more than 100 MW expected for summer 2016 1. Excluding asset management activities; data as per May 2016.

Optimization and best practice Experienced management team to create further value of the combined entity by unlocking operational and financial synergies 3 Financial synergies Operational synergies Highly experienced management team 1 Technical & commercial management  Benefit from internal technical management capabilities and better market access to third - party technical and commercial service providers Best practice in operations  Synergistic dialogue and collaboration of combined teams throughout all areas and functions working on a stronger international platform Cost of capital  Improved business profile of the combined entity with the goal to lower cost of capital Improved combined capitalization  Improved capitalization, benefiting from an improved net leverage/ equity ratio Diversification of funding base  Access to a broader spectrum of financing instruments with further potential to reduce cost of debt Prof. Dr. Klaus - Dieter Maubach CEO  Joined Capital Stage in November 2015  Previously held senior management positions at Elektrizitätswerke Weserthal , E.ON SE, E.ON Avacon and E.ON Energy Dr. Christoph Husmann CFO  Joined Capital Stage in October 2014  Previously held senior management positions at VEBA, STINNES, HOCHTIEF and HOCHTIEF Projekt - Entwicklung Holger Götze COO  Joined CHORUS in 2012  Previously held various positions at a credit insurance company, a German subsidiary of an international bank, a leading German leasing company and LHI 11 3 1. Envisaged management team of Capital Stage.

Improved capital markets profile 12 Combined entity to become one of the largest European listed players in the renewable space 4 Benchmarking by market capitalization ( € m) The combination of Capital Stage and CHORUS creates the largest German listed renewable player and one of the largest in Europe 996 835 824 726 529 426 417 388 363 360 324 290 254 226 99 = European listed renewable companies = UK listed YieldCos Combined Largest German listed renewable player and one of the largest in Europe 1. Based on new number of shares outstanding post offer at full acceptance and share price as of May 27, 2016 based on XETRA clo sing price. Source: Deutsche Börse , Factset (27 May 2016). 1

Improved capital markets profile 13 Combined Capital Stage and CHORUS significantly increases visibility, improves index rating and widens research coverage 4 Creating a more liquid stock Moving up in the SDAX by free float market cap 1  Increased free float market cap and liquidity - A combined Capital Stage and CHORUS increases market capitalization – both in terms of total market capitalization and free float market capitalization  Improved index ranking - Combined entity enhances SDAX ranking with clear goal to become part of the German MDAX in the mid - term  Wider research coverage due to increased market capitalization and liquidity  Potential broadening of international institutional investor base 0 100 200 300 400 500 600 SAF- Holland Heidelberger Druck Capital Stage and CHORUS BayWa Vossloh Dt. Beteiligungs AG CEWE Stiftung Adler Real Estate Capital Stage comdirect bank CHORUS € m (post combination) (pre combination) Rank in SDAX by free float market cap 0 50 100 150 200 250 300 350 Capital Stage and CHORUS Puma BayWa Adler Real Estate WCM Capital Stage CHORUS Rank in SDAX by trading volume 21 22 23 24 25 31 21 22 23 24 25 41 42 43 44 45 Trading volume LTM ( € m) 2 1. Free float market cap as of last regular rebalancing. 2. LTM turnover on the Frankfurt stock exchange as of 29 - Apr - 16. If the order book volumes are not available for the whole twelve - months period due to an initial listing, the order book values of the first 20 trading days are taken away and the remainder of the relevant data is linearly projecte d f or twelve months. Source: Deutsche Boerse , Bloomberg.

Strategic goals and benefits for both shareholder groups 14 + Strengthen its positioning as a relevant independent energy producer in Europe and potentially tap new markets Continuing to focus on sustainable renewable energy and growing to a meaningful installed capacity of > 1 GW Active participation in the acquisition of new capacities as well as consolidation through value - enhancing M&A opportunities To be the stock of choice and trusted asset management partner for domestic and international institutional investors Important stakeholder in ongoing and future discussions and development of the energy industry Balanced solar and wind park portfolio ensures stable and visible cash flows to shareholders Current dividend policy of Capital Stage to remain in effect post transaction

CAPITAL STAGE
RENEWABLE ENERGIES

# Disclaimer

This presentation is furnished solely for your information, should not be treated as giving investment advice and may not be printed, downloaded or otherwise copied or distributed.

This presentation is neither an offer to exchange nor a solicitation of an offer to exchange shares in CHORUS Clean Energy AG ("CHORUS"). Moreover, this presentation is neither an offer to purchase nor a solicitation to purchase any shares of Capital Stage AG. The final terms and further provisions regarding the Takeover Offer will be disclosed in the offer document after its publication has been approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht, BaFin). Capital Stage reserves the right to deviate in the final terms and conditions of the takeover offer from the basic information described herein. Investors and holders of CHORUS Shares are strongly recommended to read the offer document and all other documents in connection with the Takeover Offer as soon as they are published because they contain important information.

Subject to the exceptions described in the offer document, as well as any exemptions that may be granted by the relevant regulators, a takeover offer will not be made, neither directly nor indirectly, in any jurisdiction where to do so would constitute a violation of the national laws of such jurisdiction.

Shares of Capital Stage AG have not been nor will they be registered under the U.S. Securities Act of 1933, as amended, or with any securities regulatory authority of a state or any other jurisdiction in the USA or any other foreign jurisdiction. Therefore, subject to certain exceptions, shares of Capital Stage AG must not be offered or sold within the USA or any other jurisdiction where to do so would constitute a violation of the national laws of such jurisdiction. There will be no registration of the Capital Stage Shares mentioned in this presentation pursuant to the relevant laws in the USA or any other foreign jurisdiction.

To the extent this presentation contains forward-looking statements, also with respect to the takeover offer, such statements do not represent facts and are characterised by the words "will", "expect", "believe", "estimate", "intend", "aim", "assume" or similar expressions. Such forward-looking statements express the intentions, opinions or current expectations and assumptions of Capital Stage AG and the persons acting in concert with Capital Stage AG. Such forward-looking statements are based on current plans, estimates and forecasts which Capital Stage AG and the persons acting in concert with Capital Stage AG have made to the best of their knowledge, but which do not claim to be correct in the future. Forward-looking statements are subject to risks, uncertainties and changes in the accompanying circumstances that for the most part are difficult to predict and usually cannot be influenced by Capital Stage AG or the persons acting in concert with Capital Stage AG. These expectations and forward-looking statements can prove to be incorrect and the actual events may differ materially from those contained in such forward-looking statements. Capital Stage AG and the persons acting in concert with Capital Stage AG do not assume an obligation to update the forward-looking statements with respect to actual developments, events, basic conditions, assumptions or other factors.

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CAPITAL STAGE
RENEWABLE ENERGIES

Contact



IR-Contact

Capital Stage AG
Till Gießmann
Head of IR & PR
Große Elbstraße 59
22767 Hamburg, Germany

fon: 040-37 85 62-0
fax: 040-37 85 62-129

IR@capitalstage.com
www.capitalstage.com

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